EXHIBIT 32.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Build-A-Bear Workshop, Inc.:
We consent to incorporation by reference in the registration statements (No. 333-120012) on Form S-8 of Build-A-Bear Workshop, Inc. our reports dated March 15, 2007, with respect to the consolidated balance sheets of Build-A-Bear Workshop, Inc. and subsidiaries as of December 30, 2006, and December 31, 2005, and the related consolidated statements of operations, stockholders’ equity and cash flows, for each of the years in the three-year period ended December 30, 2006, management’s assessment of the effectiveness of internal control over financial reporting as of December 30, 2006 and the effectiveness of internal over financial reporting as of December 30, 2006, which reports appear in the December 30, 2006 annual report on Form 10-K of Build-A-Bear Workshop, Inc.
Our report with respect to the consolidated financial statements refers to Build-A-Bear Workshop, Inc’s adoption of the provisions of Statement of Financial Accounting Standards No. 123R “Share-Based Payment”, effective January 1, 2006.
The Company acquired The Bear Factory Limited and Amsbra Limited, during the fiscal year ended December 30, 2006. Management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 30, 2006, these entities’ internal control over financial reporting associated with total revenues of $32.8 million, included in the consolidated financial statements of the Company for the periods from the respective acquisitions through December 30, 2006. These entities were acquired for total consideration of $39.4 million, subject to certain contingent purchase price adjustments. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of these entities.
/s/ KPMG LLP
St. Louis, Missouri
March 15, 2007